NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 9, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of Florida Public Utilities
Company, Common Shares of Beneficial
Interest, Par Value $.01 being effected
because the Exchange knows or is reliably informed that on October 28, 2009 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Florida Public Utilities
Company and Chesapeake Utilities Corporation became effective on October 28, 2009. Each share of Common Stock of Florida Public Utilities
Company was converted for 0.405 of a share of Chesapeake Utilities Corporation Common Stock.

The security was suspended by the
Exchange on October 29, 2009.